EQUIPMENT PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) dated this 20th day of October, 2016 BETWEEN: Guangzhou Electronic Audio EQPT Co., Ltd., 2 Shibafu N Rd, Liwan Qu, Guangzhou Shi, Guangdong Sheng, China, 510130 (the “Seller”) OF THE FIRST PART and Crona CORP. Strada Jean-Louis Calderon 31, Bucharest 030167 Romania of  (the “Buyer”) OF THE SECOND PART

IN CONSIDERATION OF THE COVENANTS and agreements contained in this Purchase Agreement the parties to this Agreement agree as follows:

Purchase of Goods

The Buyer will purchase from the Seller the following goods (the “Goods”):

Sound System tp20000Q power amplifier 2100W 4CH

Professional recording sound card USB audio interface Hot Roland AU-53

Sound Recording Microphone BM-680

Karaoke audio mixer player 4K Ultra

Mixer Large Sound Console LX9-20

Closed monitoring headphone

Professional Studio Broadcasting Recording Condenser Microphone Kit with Microphone stand- NM-650

Studio Monitor Speakers One Pair FMUSER FU-584 100W

2-Way Active Studio monitor Speaker- Hivi X3

Screen display stand desktop lift multi-screen- D7T Three

The additional equipment can be listed in the invoice to each order of the Goods. The prices and quantity must be provided in the invoice as well.

Purchase Price

The Seller will sell, transfer and deliver the Goods to the Buyer. The Buyer will pay to the Seller the sum in USD currency, which will be specified in the invoice to each order of the Goods by the Buyer, paid by wire transfer.

The Buyer will make payment by wire transfer for the Goods at the time when the Buyer receives the Goods.

The Buyer has the right to pay owned amount to the Seller in parts.

Delivery of Goods

The method of shipment will be door-to-door shipment, from the warehouse of the Seller to the place of delivery of the Buyer, specified as CPT (Carriage paid to) in accordance to Incoterms (International Commercial Terms 2010, CC. Retrieved March 14, 2014). The Seller will be responsible for all shipping services until the goods will be deemed received by the Buyer.

Risk of Loss

Risk of loss will be on the Seller until the goods will be deemed received by the Buyer.

Warranties

The Seller assumes and can authorize other person to assume on the behalf of the Seller liability in connection with the sale of the Goods.

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The Buyer has been given the opportunity to inspect the Goods or to have it inspected. Further, the Seller warranties acceptable conditions of the Goods.

Title

Title to the Goods will remain with the Seller until delivery and actual receipt of the Goods by the Buyer.

Security Interest

The Seller retains a security interest in the Goods until paid in full.

Inspection

The Buyer will make inspection at the time and place of delivery.

Excuse of Delay or Failure to Perform

The Seller is liable in any way for any delay, non-delivery or default in shipment due to labor disputes, transportation shortage, delays in receipt of material, priorities, fires, accidents and other causes beyond the control of the Seller or its suppliers. If the Seller, in its sole judgment, will be prevented directly or indirectly, on account of any cause beyond its control, from delivering the Goods at the time specified or within one month after the date of this Agreement, then the Seller will have the right to terminate this Agreement by notice in writing to the Buyer, which notice will be accompanied by full refund of all sums paid by the Buyer pursuant to this Agreement.

Cancellation

The Seller reserves the right to cancel this Agreement:

a.      If the Buyer fails to pay for any shipment when due;

b.      In the event of the Buyer's insolvency or bankruptcy; or

c.      If the Seller deems that its prospect of payment is impaired.

General Provisions

Headings are inserted for the convenience only and arc not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

All representations and warranties of the Seller contained in this Agreement will survive the closing of this Agreement.

The Buyer may not assign its right or delegate its performance under this Agreement without the prior written consent of the Seller, and any attempted assignment or delegation without such consent will be void. An assignment would change the duty imposed by this Agreement, would increase the burden or risk involved and would impair the chance of obtaining performance or payment.

This Agreement cannot be modified in any way except in writing signed by all the parties to this Agreement.

If any clause of this Agreement is held unconscionable by any court of competent jurisdiction, arbitration panel or other official finder of fact, the clause will be deleted from this Agreement and the balance of this Agreement will remain in full force and effect.

This Agreement will inure to the benefit of and be binding upon the Seller and the Buyer and their respective successors and assigns.

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This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

Time is of the essence in this Agreement.

This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF the Parties has executed this Purchase Agreement on this 20th day of October 2016.

/s/ Ban Huang Guangzhou Electronic Audio EQPT Co., Ltd., 2 Shibafu N Rd, Liwan Qu, Guangzhou Shi, Guangdong Sheng, China, 510130 (The “Seller”)	/s/ Andrei Gurduiala Crona Corp. Strada Jean-Louis Calderon 31, Bucharest 030167 Romania (The “Buyer”)

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